EPCYLON SUPPLIER AND RESELLER AGREEMENT between Epcylon Technologies Inc. (“ Epcylon “) and Jitney Trade Inc, (“ Jitney “)

Whereas, Jitney wishes to offer it’s traders and retail accounts the Epcylon Software signals according to the description included in this agreement,

Whereas both parties enter into this agreement in good faith,

1) PRODUCT DESCRIPTION AND SUMMARY

The Stealth Console - Suited for the needs of the day-trader, the console uses four signals to condense and visualize complex trends in the market giving the user a clear trading advantage

Stealth Analytics

Stealth Pro

Stealth Mobile

Type of Platform	What you get	Price
1) Stealth Pro	Stealth Console, API integration and direct executions	$299.99/month
2) Stealth Signal	Stealth Console embedded in platform of choice with additional technical indicators available ala carte	$50/month + 5/month per indicator
3) Stealth Mobile	White label the Stealth Console into a Jitney mobile trading and account monitoring app	$10/month
4) Stealth Analytics	Stealth Console, No execution	Limited early access free trials for VIP traders!

2) REVENUE SHARING

Epcylon will adopt a revenue sharing model with Jitney consisting of 30% of all revenues from software sales on a monthly basis will be for the account of Jitney and 70% for the account of Epcylon,

3) SIGNALS

Jitney recognizes the Epcylon software is a sophisticated analysis of large amounts of data in the order books in North America and that the Epcylon software is an additional tool for traders and investors to make educated trading decisions with. The Epcylon software does not recommend when to buy or sell a security and is not liable for any losses or potential losses incurred in the execution of a trade.

4) PAYMENT

Jitney agrees to debit its clients accounts on the first business day of each month and remit the gross revenue less Jitney’s 30% portion the same day via electronic wire transfer to Epcylon’s bank account.

5) TRAINING AND SUPPORT

Epcylon agrees to provide initial training of 1 week with one of our trading experts located inside Jitney offices in Montreal at no charge. Thereafter, on site training is billed at $1,000 per day. A telephone support line is available with Epcylon service team Monday to Friday from 9 am to 5 pm during normal trading days.

6) SOFTWARE UPGRADES

Software upgrades will be automatically made available to all Jitney users at a cost of $50 per upgrade.

7) API INTEGRATION

Epcylon will be pleased to conduct an API integration with Jitney provided there is a minimum of 20 users at Jitney for the first 12 months. Should there be less than 20 users, it is understood the cost shall be shared on a 50 / 50 basis between both parties. Such costs shall be paid in advance to Epcylon and shall be invoiced once our respective technical teams have provided Epcylon management with the estimated costs. The API costs shall be billed at our cost plus 15% administration fee.

8) TERM

Both Jitney and Epcylon may cancel this agreement upon 30 days notice to the other party.

9) MINIMUM NUMBER OF USERS

There is no minimum number of users or minimum guarantee in this agreement.

10) EXCLUSIVITY

The parties understand and agree this agreement is non-exclusive.

11) NON SOLICITATION

During the term of this Agreement Jitney shall not hire or take away or cause to be hired or taken away any Consultant, partners, clients or service providers of the Company.

12) GRANTS OF RIGHTS

All work and materials, including all intellectual property, and any other rights, including without limitation copyright, all rental and lending rights thereto, which Jitney may have in and to the results and proceeds of the Services, shall vest irrevocably and exclusively with the Company, and are otherwise hereby assigned to the Company as and when created. Jitney hereby waives in favor of the Company any moral rights which it may have, if any, in and to any works, materials, or services which it may provide or create under this Agreement.

13) JURISDICTION

The parties hereby attorn the exclusive jurisdiction of the provincial and federal courts located in the city of Montreal, Quebec in relation to all disputes arising from the Agreement.

14) ASSIGNMENT

This Agreement may not be assigned by either Party hereto without the written consent of the other.

15) NOTICES

All notices required or permitted to be given under this Agreement shall be given in writing and shall be delivered, either personally or by express delivery service, to the Party to be notified. Notice to each Party shall be deemed to have been duly given upon delivery, personally or by courier, addressed to the attention of the officer at the address set forth heretofore, or to such other officer or addresses as either Party may designate, upon at least ten (10) days written notice to the other Party.

Duly signed in Montreal, this _________day of ____________________________, 2015,

Epcylon Technologies Inc.
Mr. Kyle Appleby
Chief Financial Officer

Jitney Trade Inc,
Mr. Jean Francois Sabourin
President